STANDARD

February 10, 2026
CONFIDENTIAL

TOP-UP AWARD AGREEMENT
UNDER THE ENHANCED LTD
INCENTIVE PLAN

Name of Participant: [PARTICIPANT NAME]
Top-Up Amount: $[VALUE]
Grant Date: [GRANT DATE, 2026]
Pursuant to the Enhanced Ltd Incentive Plan (the “Plan”), Enhanced Ltd, a Cayman Islands exempted company (including any successor thereto, the “Company”) hereby awards to the grantee named above (the “Participant”) a Top-Up Award (the “Award”) representing the right to receive shares of the Company’s Common Shares, par value US$0.00001 per share (“Shares”) with a value equal to the Top-Up Amount, subject to the terms set forth in this Top-Up Award Agreement. Capitalized terms used but not defined in this Top-Up Award Agreement will have the meaning specified in the Plan.
1.Definitions. For purposes of this Top-Up Award Agreement:
(a)“BCA” means the Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub I, Inc., and Enhanced Ltd.
(b)“Fair Market Value” means $76.02.
(c)“Specified Transaction” means an initial registered offering of the equity securities of the Company to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, where such equity securities are listed on a nationally recognized exchange (including by means of a direct listing) or a bona fide business combination with a special purpose acquisition company that results in the surviving company having, and this award being convertible into, publicly traded equity securities.
2.Payment of Award. The Top-Up Amount will be paid by the Company in 2026 in a lump sum of Shares, based on the Fair Market Value. For the avoidance of doubt, the Top-Up Amount may be paid by the Company at any time in 2026 including, if the transactions contemplated by the BCA are consummated in 2026, following the Closing Date (as defined in the BCA).
Notwithstanding the foregoing, if a Specified Transaction has not occurred prior to December 1, 2026, the Company retains the right to cancel the Award for no consideration.

3.Shareholder Rights. The Participant will have no rights of a shareholder with respect to the Award unless and until it is settled in Shares in accordance with this Top-Up Award Agreement.
4.Additional Provisions.
(a)Incorporation of Plan. This Top-Up Award Agreement will be subject to and governed by all of the terms and conditions of the Plan, including, but not limited to, the clawback provisions set forth in Section 6(e) of the Plan, the dispute resolution provisions set forth in Section 14(c) of the Plan and the provisions regarding Section 409A set forth in the Plan, as applicable. By the Participant’s execution of this Top-Up Award Agreement, the Participant acknowledges having received a copy of the Plan.
(b)Tax Withholding. In accordance with Section 6(f) of the Plan, as a condition to the delivery of any Shares pursuant to this Top-Up Award Agreement, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Administrator may require that the Participant remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Participant.
(c)Clawback. Following payment of the Top-Up Amount, in the event that any of the Relevant Options fail to be exercised during their permitted term for any reason, the Company shall have the right (but not the obligation) to demand that the Participant pay the Company an amount in cash equal to (i) (x) the number of Relevant Options that failed to be exercised divided by (y) the total number of Relevant Options, multiplied by (ii) (x) the Top-Up Amount minus (y) the value of any taxes withheld in respect of the Award. For purposes of this Top-Up Award Agreement, the “Relevant Options” means the Options granted to the Participant on October 29, 2025.
(d)Entire Agreement. This Top-Up Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(e)No Right to Continued Employment or Future Awards. In accordance with Section 6(g) of the Plan, the Award does not confer upon the Participant any right to continued Employment with the Company or one of its Subsidiaries. In addition, the Award does not confer upon the Participant any right to future grants of awards under the Plan.

ENHANCED LTD

By:
Name:
Title:
3

By executing this Top-Up Award Agreement, the Participant hereby agrees to all of the terms and conditions set forth herein and in the Plan.

Dated:
Participant

4